Exhibit 99.3

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders of
Zomax Incorporated.

We have audited the consolidated financial statements of Zomax, Incorporated and subsidiaries (the Company) as of December 27, 2002, and for the year then ended, and have issued our report thereon dated February 18, 2003 (included elsewhere in this Form 10-K). Our audit also included the financial statement schedule for the year ended December 27, 2002 listed in Item 15(a) of this Form 10-K. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit.

The consolidated financial statements of the Company as of and for the year ended December 28, 2001, and for the year ended December 29, 2000, and related financial statement schedules for the years ended December 28, 2001, and December 29, 2000, were audited by other auditors who have ceased operations.  Those auditors expressed an unqualified opinion on those financial statements and financial statement schedules in their reports dated January 25, 2002.

In our opinion, the 2002 financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
February 18, 2003

ZOMAX INCORPORATED

Schedule II - Valuation and Qualifying Accounts

For the Year Ended December 27, 2002

Description	Balance at beginning of period	Charges to costs and expenses	Charged to other accounts	Write-offs, net of recoveries	Balance at end of period
Allowance for doubtful accounts:

For the year ended December 27, 2002	$2,234,000	$234,000	—	(531,000)	1,937,000

For the year ended December 28, 2001	2,408,000	295,000	—	(469,000)	2,234,000

For the year ended December 29, 2000	2,645,000	98,000	—	(335,000)	2,408,000